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                                                                   Exhibit 99.1

PACIFIC REAL ESTATE INVESTMENT TRUST
1010 El Camino Real, Suite 210, Menlo Park , CA 94025    (415) 327-7147
                                                         (415) 327-8516

January 15, 1997

Dear Shareholder:

We are pleased to announce that Pacific Real Estate Investment Trust (PREIT) has entered into a definitive merger agreement with Pan Pacific Development (U.S.) Inc. ("Pan Pacific"), a wholly owned subsidiary of Revenue Properties Company Limited ("RPC"). RPC is a Toronto-based corporation engaged in various segments of the real estate industry, primarily those relating to shopping center and residential income properties in Canada and the United States.

Pursuant to the agreement, Pan Pacific will cause the merger of two of its subsidiaries with subsidiaries of a Maryland corporation ("PAC REIT"), which will be the surviving entity, and PREIT will contribute its assets to a PAC REIT subsidiary. PAC REIT's retail portfolio will then consist of five shopping centers, containing approximately 500,000 square feet. On closing, PAC REIT will issue approximately 57% of its outstanding shares to Pan Pacific and approximately 43% of its shares to PREIT shareholders.

Closing is expected to occur during the second quarter of 1997. After closing, PAC REIT intends to apply for a listing on NASDAQ or on a United States stock exchange and operate as a U.S. REIT. It intends to expand in the San Francisco region and northern California.

It is important to note, however, that consummation of the merger remains subject to three major contingencies:

    1. Successful resolution of the toxic issue at the El Portal Shopping Center in San Pablo;

    2. An acceptable extension of the ground lease at King's Court Shopping Center in Los Gatos; and

    3. Approval of the merger by the shareholders of PREIT after the above contingencies are met.

We will provide more detailed information concerning the merger in the Proxy Statement that we will prepare in connection with the Special Meeting of Stockholders that will be scheduled to consider the proposed merger. We expect that the Proxy Statement will be mailed to you in approximately sixty days.

Sincerely,

Pacific Real Estate Investment Trust

/s/ Russell Collier                         /s/ Wilcox Patterson
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Russell Collier                             Wilcox Patterson
Advisor                                     President of the Board of Trustees